Exhibit 99.1
BOB EVANS ANNOUNCES FISCAL 2011 THIRD-QUARTER RESULTS
Company reaffirms consolidated adjusted operating income guidance of $108 to $112 million
Third-quarter results reflect challenging sales and cost environment in restaurant segment; continued strength in food products segment
COLUMBUS, Ohio — Feb. 15, 2011 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its results for the 2011 third fiscal quarter ended Friday, Jan. 28, 2011.
Third-quarter commentary
Chairman and Chief Executive Officer Steve Davis said the Company’s third-quarter operating results reflect challenging operating conditions in the restaurant segment, along with excellent management of sales promotions and effective cost control in the food products segment.
“Both of our restaurant concepts demonstrated sequential quarterly same-store sales improvement, despite adverse December and January weather conditions in our key geographic concentrations,” Davis said. “The weather impact, coupled with commodity cost pressure, contributed to the restaurant segment’s year-over-year decline in operating income. We estimate that the weather conditions had a 0.75 to 1.0 percent combined negative impact on our third-quarter same-store sales results.
“We delivered significant sequential and year-over-year improvement in the food products segment, which benefited from higher net sales, exceptional management of sales promotions and lower costs from productivity initiatives implemented earlier in the year,” Davis said. “We achieved this despite a 27.5 percent year-over-year increase in sow costs.
“While our overall third-quarter performance was below our expectations, we believe we are on track to deliver our full-year consolidated adjusted operating income guidance as we head into the final quarter of fiscal 2011.”
Third-quarter consolidated results
The Company reported third-quarter fiscal 2011 consolidated operating income of $25.4 million, or 5.9 percent of net sales. This represents a 10.4 percent decrease compared to reported consolidated operating income of $28.4 million, or 6.6 percent of net sales, in the third quarter of fiscal 2010.
Below is a summary of the Company’s third-quarter fiscal 2011 results:
•	Net sales — Net sales were $428.6 million in the third quarter of fiscal 2011, a 0.3 percent decrease compared to $429.8 million in fiscal 2010. This decrease was primarily the result of same-store sales declines at Bob Evans Restaurants and Mimi’s Café, as detailed in the table below:

	SSS Restaurants	Nov.	Dec.	Jan.	3Q FY ’11	FY ’11 YTD
Bob Evans	564	6.1%	-5.0%	-1.7%	-0.5%	-1.7%
Mimi’s Café	131	0.8%	-4.1%	-6.0%	-3.2%	-5.5%
COMBINED	695	4.7%	-4.7%	-2.9%	-1.3%	-2.7%
•	Cost of sales — Cost of sales was $135.0 million, or 31.5 percent of net sales, in the third quarter of fiscal 2011, compared to $134.2 million, or 31.2 percent of net sales, in fiscal 2010. The cost increase was the result of higher commodity costs in the restaurant segment, as well as a 27.5 percent year-over-year increase in sow costs, which averaged $51.16 per hundredweight in the third quarter of fiscal 2011, compared to $40.14 last year.
•	Operating wages — Operating wages were $141.3 million, or 33.0 percent of net sales, in the third quarter of fiscal 2011, compared to $146.0 million, or 34.0 percent of net sales, in fiscal 2010. The improvement resulted from a reduction in labor hours and health insurance costs in the restaurant segment, as well as the benefit of manufacturing productivity initiatives in the food products segment. Partly offsetting these benefits were weather-related inefficiencies and negative leverage due to lower sales in the restaurant segment.
•	Other operating expenses — Other operating expenses were $68.8 million, or 16.1 percent of net sales, in the third quarter of fiscal 2011, compared to $68.0 million, or 15.8 percent of net sales, in fiscal 2010. The cost increase resulted primarily from higher advertising expense and fees from increased gift-card activity and credit-card usage, as well as negative leverage due to sales declines in the restaurant segment. Partly offsetting these factors were cost savings from manufacturing efficiencies in the food products segment.
•	SG&A — Selling, general and administrative expenses were $37.5 million, or 8.7 percent of net sales, in the third quarter of fiscal 2011, compared to $32.0 million, or 7.5 percent of net sales, in fiscal 2010. The cost increase resulted from higher administrative salary expenses, manufacturing productivity consulting costs in the food products segment, and negative leverage due to sales declines in the restaurant segment. The fiscal 2010 restaurant segment results include the favorable impact of $1.3 million in life insurance proceeds.
•	Net interest expense — The Company’s net interest expense was $2.1 million in the third quarter of fiscal 2011 compared to $2.5 million in fiscal 2010. The decrease was the result of lower average borrowings in the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010. The Company has reduced its total debt by $23.0 million in the third quarter and by $40.9 million in fiscal 2011.
•	Income taxes — The Company’s effective tax rate for the third quarter of fiscal 2011 was 33.7 percent, compared to 30.6 percent in fiscal 2010. The Company’s tax rate in the third quarter of fiscal 2011 more closely approximates its guidance for the year.
•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 30.4 million in the third quarter of fiscal 2011 compared to 30.9 million in fiscal 2010. The Company repurchased 60,200 shares for a total of $1.8 million in the third quarter of fiscal 2011 and has repurchased 555,200 shares for a total of $15.1 million in the fiscal year to date.

Restaurant segment
The restaurant segment reported third-quarter fiscal 2011 operating income of $14.7 million, or 4.4 percent of net sales. This compares to last year’s reported operating income of $24.9 million, or 7.3 percent of net sales. This decrease is due to higher cost of sales, other operating expense and SG&A expense, as well as the overall impact of deleverage from lower sales.
A summary of the restaurant segment’s third-quarter income statement follows below:
Net sales — The restaurant segment reported net sales of $337.7 million, a 1.6 percent decrease compared to $343.0 million in the third quarter of fiscal 2010.
Same-store sales at Bob Evans Restaurants decreased 0.5 percent in the third quarter of fiscal 2011. Average menu prices at Bob Evans Restaurants were up 1.8 percent in the third quarter. At Mimi’s Café, same-store sales decreased 3.2 percent in the third quarter of fiscal 2011. Average menu prices at Mimi’s Café were up 2.1 percent in the third quarter. The Company estimates that adverse weather conditions had a 0.75 to 1.0 percent total negative impact on its combined third-quarter same-store sales results.
The Company rebuilt one and remodeled 12 Bob Evans restaurants in the Dayton, Ohio model market during the quarter. Consistent with its previous guidance, the Company plans to remodel the remaining 17 Bob Evans restaurants in the Dayton market before the end of April. The Company estimates that temporary store closures related to the remodel program had a 0.2 percent negative impact on third-quarter same-store sales at Bob Evans Restaurants.
The Company did not remodel, rebuild or open any Mimi’s Café restaurants and did not close any restaurants at either concept in the quarter.
Cost of sales — The restaurant segment’s cost of sales was 25.4 percent of net sales compared to 24.4 percent of net sales in the third quarter of fiscal 2010. This increase resulted from higher commodities costs, partially offset by the implementation of actual-versus-theoretical food cost programs at both restaurant concepts.
Operating wages — The restaurant segment’s cost of labor was 39.3 percent of net sales compared to 39.5 percent of net sales in the third quarter of fiscal 2010. The improvement resulted from a reduction in labor hours and health insurance costs, partly offset by negative leverage due to a decline in same-store sales.
Other operating expenses — The restaurant segment’s other operating expenses were 19.1 percent of net sales, compared to 18.4 percent of net sales in the third quarter of fiscal 2010. This increase resulted from negative leverage due to sales declines and increased advertising expense, as well as higher fees from increased gift-card activity and credit-card usage.
SG&A — The restaurant segment’s selling, general and administrative expenses were 6.4 percent of net sales, compared to 5.0 percent of net sales in the third quarter of fiscal 2010. The increase is primarily due to the impact of negative leverage from sales declines, as well as higher administrative salary expense and retirement costs. The fiscal 2010 results include the favorable impact of $1.3 million in life insurance proceeds.

Food products segment
Reported operating income for the food products segment was $10.7 million, or 11.8 percent of net sales, in the third quarter of fiscal 2011, compared to $3.5 million, or 4.0 percent of net sales, in fiscal 2010. The operating income improvement is due primarily to a significant decrease in promotional expenses and year-over-year reductions in operating wages and other operating expenses resulting from the Company’s manufacturing productivity initiatives. The manufacturing productivity initiatives resulted in the discontinuation of the Company’s fresh sausage operations at its Galva, Ill., and Bidwell, Ohio facilities, along with other headcount reductions, in the second quarter of fiscal 2011.
A summary of the food products segment’s third-quarter income statement follows below:
Net sales — The food products segment’s net sales were $90.9 million, up 4.7 percent compared to $86.8 million in the third quarter of fiscal 2010. Comparable pounds sold decreased 9 percent compared to the third quarter of fiscal 2010. More than offsetting the impact of the decrease in comparable pounds sold was a $10.4 million, or 40.9 percent, year-over-year decrease in promotional discounts provided to retailers, along with increased authorizations of new products in key national accounts. (Promotional discounts and other selling allowances affect the income statement as a reduction to the net sales line.) Also contributing to the year-over-year sales increase was a pricing increase implemented at the end of the first quarter of fiscal 2011.
Cost of sales — The food products segment’s cost of sales was 54.3 percent of net sales compared to 58.3 percent of net sales in the third quarter of fiscal 2010. The improvement was due to significantly higher net selling prices per pound sold, partly offset by a 27.5 percent year-over-year increase in sow costs, which averaged $51.16 per hundredweight compared to $40.14 a year ago.
Operating wages — The food products segment’s cost of labor was 9.3 percent of net sales compared to 12.3 percent of net sales in the third quarter of fiscal 2010. The improvement was due to significantly higher net selling prices per pound sold and headcount reductions related to the Company’s manufacturing productivity initiatives.
Other operating expenses — The food products segment’s other operating expenses were 4.4 percent of net sales compared to 5.5 percent of net sales in the third quarter of fiscal 2010. The improvement was due to significantly higher net selling prices per pound sold and efficiencies from the Company’s manufacturing productivity initiatives, as well as lower repair and maintenance expenses.
SG&A — The food products segment’s selling, general and administrative expenses were 17.4 percent of net sales compared to 17.0 percent of net sales in the third quarter of fiscal 2010. The cost increase was due primarily to manufacturing productivity consulting expenses, as well as higher administrative salary expense. The Company recorded manufacturing productivity consulting expenses of $0.8 million in the third quarter of fiscal 2011. Partly offsetting this cost increase was the benefit of significantly higher net selling prices per pound sold.

Fiscal year 2011 outlook
The Company reaffirmed its previously issued outlook for fiscal 2011 adjusted operating income of $108 to $112 million, excluding net pretax charges of $13.9 million (see “Disclosure regarding non-GAAP financial measures” below). This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s securities filings.
Particular assumptions for the Company’s full-year outlook include the following:
Net sales — Consolidated net sales of approximately $1.7 billion. The net sales estimate includes the Company’s expectation for both restaurant concepts to realize gradual quarterly improvement in same-store sales throughout the year.
The Company’s annual net sales estimate also includes the following assumptions:
•	Bob Evans Restaurants — Overall net sales of $975 million to $985 million, with full-year same-store sales between negative 2.0 percent and flat. The Company expects a full-year negative impact of approximately 0.1 percent from temporary store closures related to the Dayton remodel program. In fiscal 2011, the Company plans to build a total of two new Bob Evans restaurants.
•	Mimi’s Café — Overall net sales of $380 million to $390 million, with full-year same-store sales in the negative 5.0 to negative 2.0 percent range. The Company will not open any new Mimi’s Café restaurants in 2011.
•	Food products — Overall net sales of $320 million to $330 million.
Restaurant operating margin — The Company expects an adjusted restaurant segment operating margin of approximately 5.7 to 6.1 percent for the full year, down from its previous estimate of 6.0 to 6.5 percent. Included in this estimate is approximately $500,000 in incremental fourth-quarter start-up expenses for the Dayton remodel project, as well as the following cost assumptions:
•	Cost of sales — Increasing pressure from higher commodity costs, partly offset by positive mix shifts and effective supply chain management. The Company expects higher fourth-quarter commodity costs. Some of the categories driving the cost increase will be produce, pork, poultry, oil-based products, dairy, bakery, and liquid eggs.
•	Operating wages — Improvements reflecting expected labor efficiencies.
Food products operating margin — The Company expects an adjusted food products segment operating margin of approximately 8.2 to 8.8 percent for the full year, up from its previous estimate of 7.0 to 8.0 percent. The Company expects to realize continued improvements in its food products margins from pricing increases implemented early in the second quarter, effective management of sales promotions and continued cost savings resulting from manufacturing productivity initiatives. Included in this estimate are average sow costs of approximately $55 to $60 per hundredweight for the full year. The Company expects its average sow costs for the full year to be at the high end of this range.
The Company expects to record manufacturing productivity consulting expenses of $0.9 million and $3.0 million, respectively, in the fourth quarter and full fiscal 2011 year.
Depreciation and amortization — Approximately $84 million to $86 million.
Net interest expense of approximately $9 million to $9.5 million.

An effective tax rate of approximately 34 percent.
A diluted weighted-average share count of approximately 30.5 million shares.
Capital expenditures of $45 million to $50 million, down from the previous estimate of $60 to $65 million, due primarily to lower estimated costs to remodel restaurants in the Dayton market.
The Company plans to build two new Bob Evans restaurants (a reduction from the previous estimate of three) and no new Mimi’s Café restaurants during fiscal 2011. The Company expects to rebuild two Bob Evans restaurants and no Mimi’s Café restaurants during the year.
The Company also plans to remodel 30 to 35 Bob Evans restaurants and three Mimi’s Café restaurants in fiscal 2011. Through the end of the third quarter of fiscal 2011, the Company had completed 17 remodels.
At the end of the third quarter, total debt was $149.3 million, compared to stockholders’ equity of $653.7 million.
The Company’s Board of Directors has authorized a share repurchase program of up to $25 million during fiscal 2011. The Company repurchased 60,200 shares for a total of $1.8 million in the third quarter of fiscal 2011 and has repurchased 555,200 shares for a total of $15.1 million in the fiscal year to date.
Company to host conference call on Wednesday, Feb. 16, 2011
The Company plans to host a conference call to discuss its third-quarter results at 10 a.m. ET on Wednesday, Feb. 16. Interested parties may listen to the call at (800) 690-3108, access code 40126725, or a simultaneous webcast at www.bobevans.com/ir. The archived webcast will be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the third fiscal quarter (Jan. 28, 2011), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contact:
David D. Poplar
Vice President, Investor Relations
(614) 492-4954
Disclosure regarding non-GAAP financial measures
The Company uses adjusted operating income and adjusted operating margin as measures for comparing its performance to prior periods and competitors. The Company believes these measures are useful because they provide investors and other interested parties a means to evaluate the Company’s performance relative to its past performance, without regard to certain charges and gains. Adjusted operating income and adjusted operating margin are not recognized GAAP terms.
Below is a reconciliation of fiscal 2011 estimated reported consolidated operating income to estimated adjusted operating income:

Fiscal 2011 estimated reported operating income:	$94.1 to 98.1 million
Fiscal 2011 2Q fixed asset impairment:	$10.3 million
Fiscal 2011 2Q manufacturing productivity initiatives:	$2.8 million
Fiscal 2011 2Q retirement / severance:	$0.8 million

Fiscal 2011 estimated adjusted operating income:	$108 to $112 million
Below is a reconciliation of fiscal 2011 estimated reported restaurant segment operating margin to estimated adjusted restaurant segment operating margin:

Fiscal 2011 estimated reported operating margin:	4.8 to 5.3 percent
Fiscal 2011 2Q fixed asset impairment ($10.3 million):	0.7 to 0.8 percent
Fiscal 2011 2Q retirement / severance ($0.8 million):	0.1 percent

Fiscal 2011 estimated adjusted operating margin:	5.7 to 6.1 percent
Below is a reconciliation of fiscal 2011 estimated reported food products segment operating margin to estimated adjusted food products segment operating margin:

Fiscal 2011 estimated reported operating margin:	7.3 to 8.0 percent
Fiscal 2011 2Q mfg. productivity initiatives ($2.8 million):	0.8 to 0.9 percent

Fiscal 2011 estimated adjusted operating margin:	8.2 to 8.8 percent

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 28, 2011	January 22, 2010	January 28, 2011	January 22, 2010
Net Sales
Restaurant Segment	$337,694	$343,037	$1,018,858	$1,048,237
Food Products Segment	90,900	86,786	239,348	235,913

Total	$428,594	$429,823	$1,258,206	$1,284,150

Operating Income
Restaurant Segment	$14,728	$24,893	$45,287	$61,605
Food Products Segment	10,706	3,500	15,443	16,834

Total	$25,434	$28,393	$60,730	$78,439

Net Interest Expense	$2,098	$2,511	$6,800	$7,788

Income Before Income Taxes	$23,336	$25,882	$53,930	$70,651

Provisions for Income Taxes	$7,870	$7,915	$18,125	$21,087

Net Income	$15,466	$17,967	$35,805	$49,564

Earnings Per Share
Basic	$0.51	$0.58	$1.18	$1.60
Diluted	$0.51	$0.58	$1.18	$1.60

Average Shares Outstanding
Basic	30,258	30,843	30,348	30,896
Diluted	30,404	30,936	30,437	30,994